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                                                                      EXHIBIT 12
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                                               Three months ended September 30,            Nine months ended September 30,
                                                    2000              1999                      2000             1999
                                               -------------     -------------             -------------     -------------
                                                                   (restated)                                  (restated)
Fixed Charges:
   Interest Expense (including
     amortization of deferred debt cost)          $10,126          $  7,705                    $28,575          $21,136
   Interest Capitalized                             1,934             1,928                      7,714            4,884
                                                  -------          --------                    -------          -------
       Total Fixed Charges                        $12,060          $  9,633                    $36,389          $26,020
                                                  =======          ========                    =======          =======

Earnings:
   Net (loss) before income tax benefit,
     net gain (loss) on real estate sales
     extraordinary items and
     cumulative effect of change in
     accounting principle                         $ 8,202           $12,318                    $24,335          $36,349
   Fixed Charges                                   12,060             9,633                     36,289           26,020
   Capitalized Interest                            (1,934)           (1,928)                    (7,714)          (4,884)
                                                  -------           -------                    -------          -------
       Total Earnings                             $18,328           $20,023                    $52,910          $57,485
                                                  =======           =======                    =======          =======
Ratio of Earnings to Fixed Charges                   1.52              2.08                       1.46             2.21
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